Exhibit 10.5

GENERAL MILLS, INC.

2005 DEFERRED COMPENSATION PLAN

March 2021

GENERAL MILLS, INC.

2005 DEFERRED COMPENSATION PLAN

1.          PURPOSE OF PLAN

General Mills, Inc. (the "Company") originally established the General Mills, Inc. Deferred Compensation Plan for a select group of the key management and highly compensated employees of the Company and its affiliates as a means of deferring a portion of income from current taxation while accumulating resources for future investments or retirement.  Under the Deferred Compensation Plan, Participants could defer cash incentives, General Mills, Inc. common stock ("Common Stock") issued under the Company's stock option plans, and restricted stock and restricted stock units issued under the Company’s various stock plans granting restricted stock.

The General Mills, Inc. Deferred Compensation Plan was amended and restated effective January 1, 2005, as the "General Mills, Inc. 2005 Deferred Compensation Plan" (the "Plan"), with respect to deferrals made or deferrals that are earned or vested after 2004.  The Plan's purpose is to continue to permit eligible employees to defer receipt of certain compensation pursuant to the terms and provisions set forth below.

As of January 1, 2005, all deferrals earned and vested (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder) prior to 2005 under the Deferred Compensation Plan will be governed by the "General Mills, Inc. Deferred Compensation Plan (Grandfathered)".

As of January 1, 2014, the Plan is again amended and restated to reflect certain design changes to the Plan.

This Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

2.         DEFINITIONS

Wherever used in this Plan, the following terms have the meanings set forth below:

“Administrator” means the Company’s Vice President, Compensation and Benefits.  The Administrator may delegate his/her authority under this Plan.

“Base Salary Account” has the meaning set forth in Section 6.

“Board” means the Board of Directors of the Company.

“Change of Control” has the meaning set forth in Section 13.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Company common stock.

“Company” means General Mills, Inc.

“Deferred Cash Incentive Account” has the meaning set forth in Section 6.

“Deferred Performance Award Account” has the meaning set forth in Section 8(i).

”Deferred Stock Unit Account” has the meaning set forth in Section 8(i).

“Election Form”  means a written form provided by the Company pursuant to which a Participant may elect to defer his or her base salary, cash incentive compensation, cash or Common Stock attributable to performance awards, receipt of shares of Common Stock attributable to grants of restricted stock or restricted stock units and/or dividend equivalents, as well as electing the form and timing of distributions with respect to such deferrals, or the composition, denomination, or mix of a stock award under the Company’s Stock Compensation Plan.

"Key Employee" means a Participant treated as a "specified employee" as of his or her Separation from Service under Code section 409A(a)(2)(B)(i); i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s stock is publicly traded on an established securities market or otherwise.  Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date.  A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

"Participant " has the meaning set forth in Section 3.

“Separation from Service” or “Separate from Service” means a "separation from service" within the meaning of Code section 409A; provided, however, for purposes of this determination, a reasonably anticipated permanent reduction in the level of bona fide services to less than 21% of the average level of bona fide services provided in the immediately preceding 36 months shall be deemed to be a Separation from Service.

3.         ELIGIBILITY

            An individual is a Participant in the Plan if, on or after January 1, 2005, such individual (i) is a Participant in the Executive Incentive Plan, as it may be amended from time to time, (ii) has been selected by management to participate in this Plan,  or (iii) has an individual agreement, approved by the Administrator, which provides for participation in this Plan, and has elected to defer cash compensation or receipt of Common Stock pursuant to the provisions of any of these programs or the agreement.  Notwithstanding the foregoing, the Administrator may exclude from participation employees or groups of employees of the Company who would otherwise be eligible under this Plan.

4.          PLAN ADMINISTRATION

             (i)         Administrator.  Except as provided below, this Plan shall be administered by the Company’s Vice President, Compensation and Benefits.  To the extent necessary to maintain any exemption under Rule 16b-3 or any successor rule ("Rule 16b-3") under the Securities Exchange Act of 1934 as to certain officers of the Company, the Compensation Committee of the Board shall administer certain portions of this Plan.

             (ii)        Plan Administration.   Administration of the Plan shall consist of interpreting and carrying out the provisions of the Plan.  The Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Administrator shall be final and conclusive on any party.  To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.  The Administrator may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as he/she sees fit.  It is the intent that the Administrator (and as appropriate the Claims Appeal Committee) shall be given deference to the fullest extent of the law should his/her/its decisions, interpretations, conclusions, or anything else be disputed.

             (iii)       Claims Procedure.

(a)       Filing a Claim.  A Participant or his authorized representative may file a claim for benefits under the Plan.  Any claim must be in writing and submitted to the Vice President, Compensation and Benefits at such address as may be specified from time to time.  Claimants will be notified in writing of approved claims, which will be processed as claimed.  A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)       Denial of Claim.  In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Vice President, Compensation and Benefits.  If special circumstances (such as for hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time and the date by which a decision is expected to be rendered; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)        Reasons for Denial.  A denial or partial denial of a claim will be dated and signed by the Administrator (or his/her delegate) and will clearly set forth:

(i)         the specific reason or reasons for the denial;

(ii)        specific reference to pertinent Plan provisions on which the denial is based;

(iii)       a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)       an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant's right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)       Review of Denial.  Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Claims Appeal Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Claims Appeal Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim.  A claimant or the claimant's authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits and may submit comments, documents, records and other information in writing.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it.  If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)       Decision Upon Review.  The Claims Appeal Committee will provide a prompt written decision on review.  If the claim is denied on review, the decision shall set forth:

(i)         the specific reason or reasons for the adverse determination;

(ii)        specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)       a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and

(iv)      a statement describing any voluntary appeal procedures offered by the Plan and the claimant's right to obtain the information about such procedures, as well as a statement of the claimant's right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Claims Appeal Committee's receipt of the request for review, except that such period may be extended for an additional 60 days if the Claims Appeal Committee determines that special circumstances (such as a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period and will indicate the special circumstances requiring an extension of time and the date by which the plan expects to render a decision.

(f)        Finality of Determinations; Exhaustion of Remedies.  To the fullest extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his/her remedies under this Section.  In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure.  Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)       Limitations Period.  Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than six months following a final decision on the claim for benefits by the Claims Appeal Committee.  The six months limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

5.         DEFERRAL AND PAYMENT OF COMPENSATION

(i)         Base Salary and Cash Incentive Deferral Elections.  In order to elect to defer base salary and/or cash incentive compensation earned during a calendar year, a Participant shall file an irrevocable Election Form before the beginning of such year.  Notwithstanding the foregoing, (1) if the Company determines that a cash incentive compensation award qualifies as "performance-based compensation" under Code section 409A, a Participant may elect to defer a portion of such award by filing an irrevocable Election Form at such later time up until the date six months before the end of the performance period as permitted by the Company (but in no event later than the date on which the amount of such cash incentive compensation award becomes readily ascertainable); provided that, the Participant continuously performs services during the period beginning on the later of commencement of the applicable performance period or the date the applicable performance criteria are determined and ending on the date that the Election Form is filed, and (2) in the first year in which an employee becomes eligible to participate in the Plan, an irrevocable Election Form applicable to base salary or a cash incentive compensation award may be filed with respect to services to be performed subsequent to the election within 30 days after the date the employee becomes eligible to participate in the Plan to the extent permitted under Code section 409A.  Notwithstanding the other provisions of this subsection, a Participant may not defer more than 90% of his/her incentive compensation award, and all elections under the Plan shall be interpreted and implemented consistent with this limitation.  In addition, if a Participant’s incentive compensation is less than the amount elected to be deferred, the election shall be 90% of the full incentive compensation payable to the Participant.

A Participant may defer up to 50% of his or her base salary, or such other percentage or amount as the Administrator establishes as the limit, from time to time.  A Participant's cash incentive compensation award election may apply to:

                         (a)    a specified percentage (in whole numbers) up to 90% of the cash incentive compensation award,

                         (b)    any amount in excess of a specified dollar amount of the cash incentive compensation award,

                         (c)     any amount up to a specified dollar amount of the cash incentive compensation award.

                        For purposes of this Plan, the term “cash incentive compensation” shall be deemed to include all amounts of cash compensation other than base salary, whether or not otherwise classified as incentive compensation, as permitted to be deferred under this Plan by the Administrator.

(ii)           Restricted Stock/Restricted Stock Unit/Performance Award Deferral Elections.  A Participant can elect to defer receipt of shares of Common Stock (or cash, if applicable) attributable to grants of restricted stock or restricted stock units, or performance awards  under the Company’s stock plans by completing and submitting to the Company an irrevocable Election Form.  A Participant may not revoke such an election after it is received by the Company.  In order to elect to defer receipt of shares of Common Stock (or cash, if applicable), a Participant shall file an irrevocable Election Form before the beginning of the calendar year in which the grant occurs.  Notwithstanding the foregoing, (1) if the Company determines that a grant of restricted stock, restricted stock units, or a performance award qualifies as "performance-based compensation" under Code section 409A, a Participant may elect to defer receipt of a portion of the shares of Common Stock (or cash, if applicable) attributable to such grants by filing an irrevocable Election Form at such later time up until the date six months before the end of the performance period applicable to the grant, as permitted by the Company (but in no event later than the date on which the compensation under such grant becomes readily ascertainable); provided that, the Participant continuously performs services during the period beginning on the later of commencement of the applicable performance period or the date the applicable performance criteria are determined and ending on the date that the Election Form is filed; and (2) in the year in which an employee first becomes eligible to participate in this Plan, an irrevocable Election Form may be filed with respect to grants of restricted stock or restricted stock units, or performance awards with respect to services to be performed subsequent to the election.  Such election must be made within 30 days after the date the employee first becomes eligible to participate in the Plan to the extent permitted under Code section 409A.

(iii)         Distributions.

(a)    Base salary and cash incentive compensation that is deferred under this Plan, plus any earnings thereon, shall be paid in cash.  Performance awards and restricted stock units shall be paid in shares of Common Stock unless the terms of the award provided for cash settlement, in which case such amounts, plus any earnings thereon, shall be paid in cash.

(b)       At the time a Participant files his or her Election Form, he or she must select (i) whether to receive his or her distribution of amounts deferred under the Election Form upon a Separation from Service or upon a specified distribution date, and (ii) a form of distribution (in a single lump-sum payment or in substantially equal annual installments for a period not to exceed ten (10) years for such amounts).

(1)    If a Participant elects distribution upon a Separation from Service, such distribution shall be made (or commence) as soon as practicable following his or her Separation from Service; provided, however, that such distribution shall be made no later than 90 days following such Separation from Service.

Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee).  If a Participant's distribution is delayed under this provision, the distribution shall be made paid on the first day of the seventh month following the Participant's Separation from Service (or, if earlier, the first day of the month after the Participant's death).

(2)    If a Participant elects a distribution upon a specified distribution date, the specified distribution date may be any date that is at least one year following: (1) in the case of base salary and cash incentive compensation, the date the amount  would otherwise be payable; and (2) in the case of deferrals related to performance awards, restricted stock or restricted stock units, the date such awards are otherwise vested under the terms of the Company’s various stock plans granting the award, as they may be amended from time to time.  Notwithstanding the immediately preceding, in all cases, the specified distribution date must be no later than the date the Participant attains age 70.

(c)     Common Stock issuable under a single performance award, or restricted stock or restricted stock unit grant, shall have the same distribution date and form of distribution.

(d)    Notwithstanding the above, the following provisions shall apply:

(1)    Changes in Time or Form of Distribution.  A Participant shall be permitted to change the time or form of a distribution for a deferred amount, but each such election shall be effective only if the following conditions are satisfied:

(A)     The election may not take effect until at least twelve (12) months after the date on which the election is made;

(B)     A distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made;

(C)     In the case of an election to change the time or form of a distribution made pursuant to a specified date, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid; and

(D)     An election under this Section will not be effective if it results in a specified distribution date beyond the Participant’s 70th birthday and no new election may be made under this Section after the Participant’s 65th birthday.

For purposes of elections made under this Section, a distribution payable in installments shall be treated as a single distribution.

(2)    Effect of Taxation.  If a portion of the Participant's Accounts are includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

(3)    Permitted Delays.   Any payment to a Participant under the Plan shall be delayed upon the Administrator's reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section shall be paid in accordance with Code section 409A.

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(e)    Unless payable in cash under the award terms, the Company shall issue to the Participant shares of Common Stock equal to the number of restricted stock units or performance share units credited to his or her Account on the date elected by the Participant for distribution.

            (iv)       Rabbi Trust.  The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as Trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations as to deferred compensation under the Plan and certain other plans of deferred compensation of the Company.  In the event of a "Change of Control" (as defined in Section  13 below), the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all cash benefits payable under the Plan.  Any Participant in the Plan shall have the right to demand and secure specific performance of this provision.  All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust Agreement).  No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

(v)          Common Stock Distribution; Change of Control.  In the event of a Change of Control Event, shares of Common Stock and cash attributable to restricted stock units and performance awards, and their dividend equivalents (if any) credited to each Participant's Accounts shall be immediately distributed to the Participant.  For purposes of this Section 5(v), a Change of Control Event means a Change of Control (as defined in Section 13) that is also an event described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v).

(vi)         Notwithstanding any other Plan provision, all participant elections over the composition, denomination, or mix of stock award (for example, as between restricted stock units, restricted stock, stock options, performance awards, and/or cash) under the Company’s Stock Compensation Plan shall be made on an Election Form and be subject to the rules of this Section 5.

6.          BASE SALARY AND DEFERRED CASH INCENTIVE ACCOUNTS AND INVESTMENT RETURNS

                                  Separate base salary deferral and deferred cash incentive compensation accounts (“Base Salary Account” or "Deferred Cash Incentive Account,” as appropriate) will be established on behalf of each Participant electing to defer cash compensation under Section 5 above, and the amount of deferred cash compensation will be credited to each Participant's appropriate Account as soon as administratively practicable following the date in which the cash compensation would otherwise be payable.  Each Participant's Account will be credited daily with a "rate of return" on the total deferred cash amount accruing as of the first day next following the date deferred cash compensation is credited to the Participant's Account.  Such "rate of return" shall be based upon the actual investment performance of 401(k) Savings Plan funds or portfolios established under a qualified benefit plan maintained by the Company which the Administrator may establish as an available rate of return under this Plan.  Participants may elect to have any combination of the above "rates of return" accrue on any portion of amounts in their Accounts, from 1% to 100%, provided that the sum of the percentages attributable to such rates with respect to each account equals 100%.  A Participant may change the "rate(s) of return" daily by notifying the Company in writing, in accordance with procedures established by the Administrator.

             Each Participant's Accounts will be credited daily with the "rate(s) of return" elected by the Participant until the amount in each Participant's Accounts are distributed to the Participant on the distribution date(s) elected by the Participant.

7.         COMPANY CONTRIBUTIONS TO DEFERRED ACCOUNTS

With respect to cash incentive compensation or restricted stock units which, in the absence of a deferral hereunder, would have been included as “earnable compensation” under the 401(k) Savings Plan and which were granted in respect to service periods starting before June 1, 2014, additional deferrals shall be credited to Participants as follows, without regard to Internal Revenue Code limitations:

            (i)         Deferred Cash Accounts

                Base Allocation.   As of the first of the month coincident with or next following the month in which a deferral is made hereunder, each Participant's Deferred Cash Incentive Account will be credited with an additional amount that will equal the value of the "Base Allocation" (as that term is defined in the 401(k) Savings Plan), which would have been allocated to the Participant if the Participant had contributed such deferred cash incentive compensation amount to the 401(k) Savings Plan in such year.

                Variable Allocation.  In addition, as soon as practicable following the end of each fiscal year of the Company, each Participant's Deferred Cash Incentive Account will be credited with an additional amount that will equal the value of the "Variable Allocation" (as that term is defined in the 401(k) Savings Plan), if any, which would have been allocated to the Participant if the Participant had contributed such deferred cash incentive compensation amount to the 401(k) Savings Plan in such year.

(ii)        Deferred Stock Unit Accounts

Base Allocation.  As of the first of the month coincident with or next following the month in which a deferral is made hereunder, each Participant’s Deferred Stock Unit Account will be credited with additional stock units in an amount equal to the value of the “Base Allocation” (as that term is defined in the 401(k) Savings Plan), which would have been allocated to the Participant if the Participant had contributed the cash equivalent of such deferred restricted stock or restricted stock units to the 401(k) Savings Plan in such year.

Variable Allocation.  In addition, as soon as practicable following the end of each fiscal year, each Participant’s Deferred Stock Unit Account will be credited with stock units in an amount equal to the value of the “Variable Allocation” (as that term is defined in the 401(k) Savings Plan), if any, which would have been allocated to the Participant if the Participant had contributed the cash equivalent of such restricted stock or restricted stock units to the 401(k) Savings Plan in such year.

As of January 1, 2014, no additional credits on deferred amounts will be made under this Section 7 (other than earnings credits as otherwise provided under the terms of this Plan, if any).

8.         DEFERRED STOCK UNIT AND PERFORMANCE AWARD ACCOUNTS

(i)            Establishment of Accounts.  A Deferred Stock Unit Account, and a Deferred Performance Award Account will be established for each grant of restricted stock or restricted stock units, or performance awards, covered by a Participant election to defer under Section 5(ii) above.  Such Accounts either shall have an appropriate number of stock units or performance share units credited, or if the award is payable in cash rather than shares of Common Stock, the value of the award shall be credited as determined by multiplying the number of restricted stock units originally awarded by the closing price of the Common Stock on the New York Stock Exchange on the date the award vests, or for performance awards payable in cash a monetary amount equal to the value of the performance award on the date said award vests.

(ii)           Dividend equivalents on stock settled awards.  Participants shall make elections either to receive dividend equivalent cash amounts on stock units and/or performance awards at the time that dividends are actually paid to shareholders or to have the amounts reinvested.  Such elections shall be made at the same time and in the same form as elections made with respect to the deferral of restricted stock or restricted stock units and/or performance awards in Section 5(ii) above, and are irrevocable once received by the Company.  If the dividend equivalent cash amounts are reinvested, on each dividend payment date for Common Stock on or after the date on which a stock unit and/or performance awards are deferred under this Plan, the Company will credit each relevant Account with an amount equal to the dividends paid by the Company on the number of shares of Common Stock equal to the number of stock units or performance share units in the Account.  Dividend equivalent amounts may not be reinvested prior to the time when the underlying restricted stock unit or performance award is vested and deferred under this Plan.  Dividend equivalent amounts credited to each Account shall be used to hypothetically "purchase" additional stock units or performance share units for the Account at a price equal to the closing price of the Common Stock on the New York Stock Exchange on the dividend date.  Dividend equivalents shall be distributed at the same time and in the same form as the stock units and/or performance awards in an Account that generates such dividend equivalents.  If the Participant fails to make an election, the dividend equivalent amounts shall be reinvested.

(iii)          Dividend equivalents on cash settled Restricted Stock Unit awards.  Participants shall make elections either to receive dividend equivalent cash amounts on stock units at the time dividends are actually paid to shareholders or to have the amounts reinvested.  Such elections shall be made at the same time and in the same form as elections made with respect to the deferral of restricted stock units in Section 5(ii) above, and are irrevocable once received by the Company.  The amount of the dividend equivalent shall equal the then current dividend amount payable on one share of Common Stock on each dividend payment date, multiplied by the number of restricted stock units initially covered by the deferral election under Section 5(ii) above.  If the dividend equivalent payments are reinvested, on each dividend payment date for Common Stock on or after the date on which a stock unit is deferred under this Plan the Deferred Stock Unit Account will be credited as of the dividend payment date for Common Stock and said amount will be “invested” as provided in (iv) immediately below.  Dividend equivalent amounts may not be reinvested prior to the time when the underlying restricted stock unit is vested and deferred under this Plan.

(iv)          Investment returns on cash settled awards.  Amounts payable in cash credited to a Deferred Stock Unit Account or a Deferred Performance Award Account will be credited daily with a “rate of return” on the total amount in the Account which shall be based upon the actual investment performance of 401(k) Savings Plan funds or portfolios established under a qualified benefit plan maintained by the Company which the Administrator may establish as an available rate of return under this Plan.  Participant elections concerning these amounts and their “investment” will be handled as described above in Section 6.

(v)           Coordination with stock plans.  The Plan governs the deferral of restricted stock and restricted stock units, and/or performance awards issued by the Company.  The granting of such awards is governed by the Company’s various stock plans, as they may be amended from time to time.  No restricted stock, restricted stock units, performance awards, or shares of Common Stock are authorized to be issued under this Plan.  Participants who elect under the Plan to defer shares of Common Stock will have no rights as stockholders of the Company with respect to allocations made to their Account(s) except the right to receive dividend equivalent allocations under Section 8(ii) or (iii) above.

(vi)          Certain corporate transactions.  If a corporate transaction has occurred affecting the Common Stock such that an adjustment to Deferred Stock Unit Accounts and/or Deferred Performance Award Accounts is required to preserve (or prevent enlargement of) the value of such Accounts, then in such manner as the Administrator deems equitable, an appropriate adjustment shall be made to the number of stock units or performance share units credited to a Deferred Stock Unit Account or Deferred Performance Award Account.  For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transactions.

9.          UNFORESEEABLE EMERGENCY

             A Participant may request a withdrawal of all or any portion of his Account balances for an Unforeseeable Emergency. Subject to Section 4, the Administrator may, in his/her sole discretion, either approve or deny the request.  The determination made by the Administrator will be final and binding on all parties.  The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.  “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

10.       DEATH OF A PARTICIPANT

            If the death of a Participant occurs before a full distribution of all the Participant's Accounts is made, a single distribution shall be made to the beneficiary designated by the Participant to receive such amounts.  This distribution shall be made within 60 days of death.  In the absence of any such designation, the distribution shall be made to the personal representative, executor or administrator of the Participant's estate.

11.        IMPACT ON OTHER BENEFIT PLANS

             The Company may maintain life, disability, retirement and/or savings plans under which benefits earned or payable are related to earnings of a Participant.

             Life and disability plan benefits will generally be based upon the earnings that a Participant would have earned in a given calendar year in the absence of any deferral hereunder.

             Retirement benefits under a qualified pension plan maintained by the Company or an affiliate will be based upon earnings actually paid to a Participant during any given Plan year.  If a person terminates employment with a right to a vested benefit under a qualified plan maintained by the Company or an affiliate, and if the actual income for pension purposes was reduced because of a cash deferral under this Plan, the Company will provide a supplemental pension equal to the difference between the actual benefit payable from the pension plan and the benefit that such Participant would have received had income not been deferred.  If such a supplemental benefit is due, such benefit would be subject to all of the provisions and payable in accordance with the terms and conditions of the Supplemental Retirement Plan of General Mills, Inc.  This supplemental retirement benefit will not apply to Participants who terminate before becoming vested under the qualified pension plan.

12.       NON-ASSIGNABILITY OF INTERESTS

            The interests herein and the right to receive distributions under this Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a Participant becomes bankrupt, the interests of the Participant under the Plan may be terminated by the Administrator, which, in his/her  sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such Participant or make any other disposition of such interests that it deems appropriate.

13.       AMENDMENTS TO PLAN

            The Company, or if specifically delegated, its delegate, reserves the right to suspend, amend or otherwise modify or terminate this Plan at any time, without notice.  However, this Plan may not be suspended, amended, otherwise modified, or terminated after a Change of Control without the written consent of a majority of Participants determined as of the day before such Change of Control occurs.  A "Change of Control" means:

          (i)         The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control:  (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction that complies with clauses (a), (b), and (c) of subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (a) or (b) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(ii)         Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)        The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company

("Business Combination"); excluding, however, such a Business Combination pursuant to which (a) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

14.       CONTROLLING LAW

Except to the extent superseded by the laws of the United States, the laws of Minnesota shall be controlling in all matters relating to the Plan.

15.       PLAN TERMINATION

Upon termination of the Plan, distribution of Accounts shall be made as described in the Plan document, unless the Administrator determines in his/her sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.  Upon termination of the Plan, no further deferrals of cash compensation, restricted stock, restricted stock units, or performance awards shall be permitted; however, earnings, gains and losses shall continue to be credited to the Account balances and with respect to dividend equivalents credited to the Account balances hereunder until the Account balances and dividend equivalents credited thereon are fully distributed.

16.       TAXES

The Company or other payor may withhold from a payment under the Plan or a Participant's wages, or the Company may reduce a Participant’s Deferred Cash Accounts, Deferred Stock Unit Account balances and/or Deferred Performance Award Account, in order to meet any federal, state, or local tax withholding obligations with respect to Plan payments.  The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

17.       EFFECTIVE DATE AND PLAN YEAR

            This Plan became effective as of January 1, 2005.  It shall operate on a calendar year basis.